Exhibit 16.1
May 6, 2026
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Enviri Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 14 of Form 10 of Enviri II Corporation dated May 4, 2026. We agree with the statements concerning our Firm contained therein.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
Attachment